MIDLAND NATIONAL.
A Sammons Financial Company

Midland National Life Insurance Company
[8300 Mills Civic Parkway, West Des Moines, IA 50266] [Customer Service Center 866-270-9564]

CYCLE INDEX ACCOUNT CAP/PARTICIPATION RATE ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached and is subject to all of the provisions of that Contract, except as otherwise stated herein. In case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract. This Endorsement will be effective upon the Contract Issue Date and remains in effect until the Contract is terminated.

BENEFIT
This Endorsement provides a Cap Rate Index interest crediting strategy and a Participation Rate Index interest crediting strategy into which You may allocate all or any portion of Your Purchase Payment or Contract Value in accordance with the **INVESTMENTS IN A CYCLE ON THE CYCLE START DATE** section of this Endorsement.

ENDORSEMENT SPECIFICATIONS

Issue Date:	[08/25/2021]
Base Contract Number:	[123456789101112]
Default Account:	[Fidelity VIP Government Money Mkt Svc 2]
Minimum Cycle Investment Allocation:	[$100.00]

The indices and values provided below are applicable to Your Contract on the Issue Date.

Cycles available at Issue Date:

[The Cycle Start Date is generally the [third] [Thursday] of each month. If the Cycle Start Date falls on a non-Business Day, the Cycle Start Date will be the next Business Day.] Each Cycle will have both an associated Cap Rate and associated Participation Rate. The M&E Fee and the Administration Fee, as defined in the Contract, are not applied against the Cycle Investment Options.

Cycle Term	Index	Cycle Structure	Floor/Buffer Rate	Cap Rate Threshold	Participation Rate Threshold
[6]	[S&P 500]	[Buffer]	[-10%]	[12.50%]	[10.00%]
[6]	[S&P 500]	[Buffer]	[-20%]	[10.00%]	[10.00%]
[6]	[S&P 500]	[Buffer]	[-30%]	[7.50%]	[10.00%]
[6]	[MSCI EAFE]	[Buffer]	[-10%]	[12.50%]	[10.00%]

AR421A 1

AR421A 2 DEFINITIONS The following words used in this Endorsement are key words and capitalized when used. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract. ACTIVE Refers to a particular Cycle. A Cycle is considered active if it launched on its Cycle Start Date, it is not past its Cycle Maturity Date, and currently has active investments in it. AVAILABLE Refers to a Cycle Type. A Cycle Type is considered Available if We are still offering that Cycle Type for specific Cycles to be launched at a future date. BUFFER RATE The maximum negative performance of an Index that We absorb before applying a negative Index Return to the Cycle Investment Unit Value at the end of a Cycle Term for a buffer Cycle Structure. The Buffer Rate does not apply to Gross Partial Withdrawals taken prior to the Cycle Maturity Date. CAP RATE The Cap Rate is set on the Cycle Start Date and is the maximum rate that may be credited to a Cycle on the Cycle Maturity Date. The Cap Rate may vary between Cycle Types and between Cycles of the same Cycle Type with different Cycle Start Dates. It is not an annual rate. CAP RATE THRESHOLD The minimum Cap Rate for a Cycle We will declare for any Cycle Type. Each Cycle Type will have a specific Cap Rate Threshold. A Cycle will not launch on a Cycle Start Date if the Cap Rate is lower than the Cap Rate Threshold. CONTRACT VALUE The sum of the Cycle Account Value, Default Account and the value of any investment into the Separate Account. All values are calculated as of the end of a Business Day. CREDITING TYPE There are two Crediting Types, Cap Rate and Participation Rate. See the Definitions of these terms for additional information regarding each Crediting Types. CYCLE An Investment Option available under this Endorsement. Each Cycle has a specific Index, Cycle Term, Cycle Start Date, Cap Rate, Participation Rate, Cycle Structure (Floor Rate or Buffer Rate) and Cycle Maturity Date. CYCLE ACCOUNT VALUE The sum of the Cycle Investment Value for all Cycle(s) in which You are invested at the end of each Business Day. CYCLE INVESTMENT VALUE

AR421A 3 The amount invested in a Cycle as measured by the Cycle Investment Units credited to You. Your Cycle Investment Value on any Business Day is the number of Cycle Investment Units credited to You multiplied by that day's Cycle Investment Unit Value. CYCLE INVESTMENT UNIT The measure We use to calculate a Cycle Investment Value. Units may only be purchased on the Cycle Start Date. CYCLE INVESTMENT UNIT VALUE The value of a Cycle Investment Unit on a Business Day. The initial Cycle Investment Unit Value on any Cycle Start Date is $[10.00]. Prior to the Cycle Maturity Date, the Cycle Investment Unit Value is determined by the Fair Value. Floor and Buffer rates do not apply prior to the Cycle Maturity Date. CYCLE MATURITY DATE The end of the Business Day on which a Cycle matures. CYCLE START DATE The Business Day on which a Cycle is established. For any Cycle made available, We will provide You Notice of the Cycle Start Date for that Cycle. CYCLE STRUCTURE The downside protection type associated with a Cycle. We offer two downside protection types- Floor Rate and Buffer Rate. CYCLE TERM The period from the Cycle Start Date to the Cycle Maturity Date. CYCLE TYPE All Cycles that have the same referenced Index, Crediting Type, Cycle Term, Cycle Structure and corresponding Floor Rate or Buffer Rate. DEFAULT ACCOUNT The Default Account holds all Purchase Payments and transfers pending investment into an elected Cycle prior to the Cycle Start Date and Purchase Payments from a maturing Cycle. The Default Account is shown in the Endorsement Specifications. The Default Account cannot be elected as an Investment Option. FAIR VALUE A value used to determine a Cycle Investment’s Unit Value on each Business Day during the Cycle Term prior to the Cycle Maturity Date. It is the Fair Value of the Cycle based on the current value of the financial instruments used to calculate the Cycle payout on the Cycle Maturity Date as determined by the independent third-party Fair Value Calculation Agent. FAIR VALUE CALCULATION AGENT An independent third party with whom the Company contracts to determine the Fair Value of a Cycle Investment during the Cycle Term. We may use different Fair Value Calculation Agents for different Cycle investments.

AR421A 4 FLOOR RATE The maximum negative performance of an Index that You will absorb at the end of a Cycle Term. Any negative Index performance greater than the Floor Rate will not result in a negative Index Return greater than the Floor Rate being credited to the Cycle Investment Unit Value at the end of a Cycle Term for a floor Cycle Structure. The Floor Rate does not apply to Gross Partial Withdrawals taken prior to the Cycle Maturity Date. INACTIVE Refers to a particular Cycle. Any Cycle that is not active, for whatever reason, is considered inactive. INDEX The underlying financial Index/Indices or exchange traded fund that applies to all Cycles of a Cycle Type. INDEX RETURN The percentage change in the Index Value of a Cycle Term from the Cycle Start Date of the Cycle Term to the Cycle Maturity Date of the Cycle Term before any applicable adjustment for the Cap Rate, Participation Rate and either the Buffer Rate or Floor Rate. INDEX VALUE The closing value of the Index on any Business Day. If an Index Value is not published for a Business Day, We will use the closing Index Value from the prior Business Day. If publication of the appropriate Index is discontinued, or the calculation is substantially changed, We may substitute a suitable Index and notify You. NOT AVAILABLE Refers to a Cycle Type. A Cycle Type is considered Not Available if We are no longer offering that Cycle Type for Specific Cycles to be launched at a future date. PARTICIPATION RATE The Participation Rate is set on the Cycle Start Date and is a percentage of positive Index gains that You will be credited on Cycle Maturity. The Participation Rate does not apply to Index losses, is not an annual rate and may vary between Cycle Types and between the same Cycle Type of different Cycle Start Dates. PARTICIPATION RATE THRESHOLD The minimum Participation Rate for a Cycle We will declare for any Cycle Type. Each Cycle Type will have a specific Participation Rate Threshold. A Cycle will not launch on a Cycle Start Date if the Participation Rate is lower than the Participation Rate Threshold. INVESTMENTS IN A CYCLE ON THE CYCLE START DATE We establish Cycles on a Cycle Start Date. Prior to the Cycle Start Date, if the funds are tied to an initial Purchase Payment or additional Purchase Payment, funds will be moved into the Default Account as of the day the request is in Good Order, until the time of Cycle launch. All transfers from existing investments with intent to be allocated to a Cycle will be moved to the Default Account [one (1)] Business Day prior to the start of a Cycle. The value of the Default Account at any time is equal to:

AR421A 5 1) The portion of the Purchase Payment and transfers held in the Default Account; plus 2) Any gains or losses; less 3) The Mortality and Expense Fee; less 4) The Administration Fee; less 5) The Annual Maintenance Fee, if any; less 6) Any Gross Partial Withdrawals; less 7) Any optional rider fees. The Default Account is not available for direct investment. We will accept Your investment into each Cycle based on Your Written Notice for investment. We must receive Your Written Notice for investment into a Cycle no later than the date and time specified in Our Notice to You of the proposed new Cycle. If We do not receive Your Notice for investment into a Cycle Type by the required date and time, Your Notice is not in Good Order and We may reject Your investment. Submission of an allocation request via our website, [httsps://www.midlandnational.com/midland advisory], as well as via a request through Our Customer Service team, will constitute Written Notice in Good Order. Existing allocations, pending allocations, and next available Cycle Options may also be viewed on the aforementioned website. The allocation into a Cycle must satisfy any Minimum Cycle Investment Allocation requirements shown in the Endorsement Specifications. The Cap Rate and Participation Rate for a Cycle will be established on the Cycle Start Date. Each Cycle Type will have a specific Cap Rate and Participation Rate. If We cannot launch a Cycle with a Cap Rate or Participation Rate equal to or above the Cap Rate Threshold and Participation Rate Threshold in Our Written Notice, We will not accept Your investment into the Cycle and that Cycle will not launch on the Cycle Start Date. Your Purchase Payment will remain in the Default Account until You provide Us with alternative allocation instructions. Each Cycle Type will have a specific Participation Rate and Cap Rate, an estimation of which will be provided in Our Notice to You, at the time the option is available. The amount of Your investment into each Cycle will equal: 1) The amount transferred to the Default Account awaiting investment into a Cycle; plus 2) The amount in the Default Account from a Cycle maturing prior to the applicable Cycle Start Date which is designated to be allocated into a Cycle on the next Cycle Start Date; plus 3) Any investment gains or losses (a negative number); less 4) Mortality and Expense Fee, Administration Fee, and Annual Maintenance Fee, if any; less 5) Any Gross Partial Withdrawals; less 6) Any optional rider fees. You may not make any additional investments into a Cycle after the Cycle Start Date. Any investment You allocate to a Cycle that does not launch will remain in the Default Account until You provide Us instructions. We will provide Notice each time We intend to offer a new Cycle. For each proposed new Cycle We intend to offer, Our Notice will include: 1) The Cycle Type;

AR421A 6 2) The Applicable Floor Rate or Buffer Rate; 3) The Start Date; 4) The Cycle Term; 5) The Referenced Index; 6) The indicative Cap Rate; 7) The indicative Participation Rate; and 7) The date and time by which You must provide Written Notice for Your investment in the proposed a new Cycle. WHEN CYCLE INVESTMENTS WILL NOT LAUNCH If We do not receive Your Written Notice for investment into a Cycle according to the requirements in Our Notice, Your Written Notice is not in Good Order and We may reject the investment. Your Purchase Payment will remain in the Default Account until You provide Us with alternative allocation instructions. If alternative allocation instructions are currently on record for Your Contract, the Purchase Payment will be invested according to said instructions. BAILOUT We will provide You Notice of the final Cap Rate and Participation Rate for each Cycle Type You are invested in. If the final Cap Rate and Participation Rate is less than satisfactory to You, You will be eligible to bailout of the Cycle investment, regardless of whether it is an initial Cycle investment or a renewal from a maturing Cycle. You must provide Us Written Notice within [ten (10)] Business Days from the day We send You Notice of the final Cap Rate and Participation Rate. You must instruct Us where to reallocate your investment. The amount of Your bailout proceeds will equal the amount You allocated to the Cycle on the Cycle Start Date less any Gross Partial Withdrawals taken from the Cycle and optional rider fees, if any, and will not be subjected to any charges unless You take a Gross Partial Withdrawals from the Contract, in which case, You will be subject to Surrender Charges and Premium Tax, if applicable. If You do not exercise Your right to bailout within [ten (10)] Business Days of Our Notice to You, then Your Contract Value invested in the Cycle will be subjected to the Cycle Investment Unit Value for the duration of the Cycle Term. TRANSFERS AND WITHDRAWALS Transfers from a Cycle to the Separate Account or to another Cycle prior to the Cycle Maturity Date will be calculated as described in the CYCLE INVESTMENT UNIT VALUE ON EACH BUSINESS DAY DURING THE CYCLE TERM section of this Endorsement. The Buffer Rate or Floor Rate will not apply to the amount transferred. You may request a Gross Partial Withdrawal from a Cycle before its Cycle Maturity Date by providing Us Written Notice. If You have invested in multiple Cycles, You must specify in the Written Notice the Cycle from which We should effect the Gross Partial Withdrawal. Gross Partial Withdrawal requests will be processed the Business Day they are received. The amount payable will be determined using the Cycle Investment Unit Value as of the close of that Business Day. For Gross Partial Withdrawal requests received after the close of trading, the next Business Day will be used. Any applicable Surrender Charge will affect the amount available for withdrawal.

AR421A 7 CYCLE INVESTMENT UNIT VALUE For each Cycle, We will establish the Cycle Investment Unit Value on the Cycle Start Date and calculate the Cycle Investment Unit Value on each Business Day and on the Cycle Maturity Date. The methods used to calculate the Cycle Investment Unit Value on each Business Day and on the Cycle Maturity Date are different. For each Cycle, on its Cycle Start Date, We set the initial Cycle Investment Unit Value at $[10.00]. CYCLE INVESTMENT UNIT VALUE ON EACH BUSINESS DAY DURING THE CYCLE TERM For each Cycle, We determine its Cycle Investment Unit Value as of each Business Day based on the Fair Value provided by the Fair Value Calculation Agent. Once We receive the Fair Value, We compute a Cycle Investment Unit Value. The Business Day's Cycle Investment Unit Value equals: 1) Fair Value divided by; 2) Total number of Cycle Investment Units outstanding, as of that Business Day. On any Business Day, Your Cycle Investment is equal to the number of Cycle Investment Units credited to You multiplied by that day's Cycle Investment Unit Value. On any Business Day after the Cycle Start Date, Your Cycle Investment may be less than the amount You invested into the Cycle Investment. Prior to the Cycle Maturity Date, the Cycle’s Buffer Rate or Floor Rate do not apply. The Cycle Investment Value may be viewed anytime, 24 hours a day/7 days a week, in Your online account, at [https://www.midlandnational.com/midlandadvisory]. CYCLE INVESTMENT UNIT VALUE AT MATURITY For each Cycle, We determine the Cycle Investment Unit Value on the Cycle Maturity Date based on the change in the Index Value (A below), the Cap Rate, the Participation Rate, and the Floor Rate or the Buffer Rate, as applicable. To calculate the Cycle Maturity Date Cycle Investment Unit Value on the Cap Rate and Participation Rate for a Floor Rate or Buffer Rate; follow these steps: A. Initial Cycle Investment Unit Value = [$10.00]; B. Change in Index Value = Index at Cycle Maturity Date less Index at Cycle Start Date divided by Index at Cycle Start Date; C. Cycle preliminary unit value = i) if the Change in Index Value is positive then Initial Cycle Investment Unit Value (as calculated in B. above) multiplied by one plus the (change in Index Value times the Participation Rate); otherwise ii) if the Change in Index Value is negative then Initial Cycle Investment Unit value (as calculated in B. above) multiplied by one plus the Change in Index Value; D. Cycle Maturity Date unit value cap = initial unit value multiplied by (one plus the Cap Rate); if the Cap Rate is not Unlimited, else D = C i); E. Cycle Maturity Date unit value floor = initial Cycle Investment Unit Value multiplied by (one plus the Floor Rate {which is a negative number});

AR421A 8 F. Cycle Maturity Date unit value buffer = If the Change in Index Value, as computed in B. above, is greater than or equal to the Buffer Rate then the Cycle’s Maturity Date unit value buffer equals the initial Cycle Investment Unit Value. If the change in the Index Value, as computed in B. above, is less than the Buffer Rate then the Cycle’s Maturity Date unit value buffer equals the initial Cycle Investment Unit Value multiplied by (one plus the change in Index Value {which is a negative number} minus the Buffer Rate {which is a negative number}). Cycle Maturity Date unit value for floor is the greater of E. and the lesser of C. and D. above. Cycle Maturity Date unit value for buffer is the greater of F. and the lesser of C. and D. above. CYCLE MATURITY You will receive a Cycle Maturity Notice [thirty (30)] days prior to Your Cycle Maturity Date for any Cycle reaching maturity. At least [one (1)] day(s) prior to maturity, You must provide instructions for reallocation. The reallocation will be processed on the Cycle Maturity Date. If We do not receive any instructions for reallocation, any Cycle Investment will automatically renew into an identical Cycle Type. If the Cycle Type is no longer available, then the proceeds will remain in the Default Account, where it may be moved among the Separate Account if available or into another Cycle on the applicable Cycle Start Date, once We receive instructions from You. DISCONTINUATION OR SUBSTANTIAL CHANGE TO AN INDEX In the event the Index for a Cycle Investment is discontinued or changed, We may substitute a comparable Index for new Cycles. If We substitute the Index, for Cycle Terms that are ongoing, the Cycle Term will mature on the date the Index is discontinued or changed. The Cap Rate, Participation Rate and Floor Rate or Buffer Rate, as applicable, will not change. We would attempt to choose a new Index that has a similar investment objective and risk profile to the original Index. The selection criteria for a suitable alternative Index may include the following: 1. There is a sufficiently large market in exchange traded and/or over-the counter options, futures, and similar derivative instruments based on the Index to allow the Company to hedge fluctuations of the Index Value; 2. The Index is recognized as a broad-based Index for the relevant market; and 3. The publisher of the Index allows the Company to use the Index and other materials for a reasonable fee. If the Index were to be discontinued, We will mature the Cycles based on the most recently available closing value of the Index before it is discontinued. Such maturity will be as of the date of such most recently available closing value of the Index and We will use that closing value to calculate the Index performance through that date. We would apply the full Index performance to that date subject to the full Cap Rate and full Participation Rate and full Floor Rate or full Buffer Rate, as applicable. We would provide notice about maturing the Cycle, as soon as practicable and ask for instructions on where to transfer Your Cycle Investment Value. We will give at least a [thirty (30)] day notice of any change, unless the Index provider itself gives Us less than [thirty (30)] day notice, in which case We will give You notice as soon as possible.

AR421A 9 Should any of the early maturity conditions be met, You may allocate the Cycle Investment Value to any of the available Investment Options, including a new Cycle, if available. Such a change will be subject to any applicable regulatory approval that may be required. Any change We make will be on a non-discriminatory basis. Notification will be in Your annual report unless timing of any such change would cause Us to send a separate notification prior to Your Contract Anniversary. NON-UNITIZED SEPARATE ACCOUNT To support Our obligations under this Endorsement, We have established under the Iowa Insurance Law, and hold assets in, the "non-unitized" Separate Account. The income, gains and losses, realized or unrealized, from assets allocated to the Separate Account shall be credited to or charged against the account, without regard to other income, gains or losses of the Company. We may, subject to applicable state law, transfer all assets allocated to the Separate Account to Our general account. The non-unitized Separate Account is not required to be registered, and is not registered, as an investment company under the Investment Company Act of 1940.